
                                                                                                                         Exhibit 11

      COMPUTATION OF PER SHARE EARNINGS


The following is the computation of fully-diluted earnings per share:

                                                                 Three Months Ended                   Six Months Ended
                                                                     June 30                              June 30
                                                            1996                1995               1996                1995
                                                                      (Dollars in thousands except per share data)
Net income available to common shareholders           $     11,473        $     20,086       $    9,619       $     39,928

Non-discretionary adjustments under
  the if-converted method:
  Addback: Series C, preferred dividends                         -                   -                -               2,207
  Addback: Series B, preferred dividends,
    net of tax benefits                                      2,183               2,141            4,317               4,258
  Less: Replacement of funding
    adjustment, net of tax benefits (1)                     (1,633)             (1,655)          (3,301)             (3,286)
Net income available to common shareholders           $     12,023        $     20,572       $   10,635        $     43,107

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Common shares                                         44,004,494          43,417,331       43,976,483          43,346,424
  Equivalents - stock options                              871,674             973,015          922,080             929,698
  Series B, Preferred stock
    if-converted method                                  4,473,885           4,364,104        4,473,885           4,364,104
                                                        49,350,053          48,754,450       49,372,448          48,640,226

FULLY DILUTED EARNINGS PER SHARE (2)                  $       0.24        $       0.42       $     0.22        $       0.89

(1) Additional payment to the Company's Thrift and Stock Plan to replace the funding lost under the if-converted method.

(2) Fully diluted earnings per share was reported at $.21 per share on the Statement of Consolidated Income for the six months ended June 30, 1996, as this computation indicates that the items included under the if-converted method were anti-dilutive.